Exhibit 19
SILGAN HOLDINGS INC.
GENERAL COMPANY POLICY ON CONFIDENTIALITY AND TRADING RESTRICTIONS

All directors, officers and employees of Silgan Holdings Inc., as well as all directors, officers and employees of each of its subsidiaries, are subject to various laws that make it illegal for persons with material, non-public information about the Company to buy or sell securities of the Company or to disclose such information to another person if such information may be used in connection with the purchase or sale of securities of the Company. The consequences for violating any such laws are potentially very severe for both the Company and the person committing such violation. Both substantial civil and criminal penalties, including prison terms, are possible.

Accordingly, in order to reduce the risks of any violation, particularly in light of the fact that the Company is now public, the Company has adopted the following General Company Policy on Confidentiality and Trading Restrictions.
Statement of General Policy Concerning Confidentiality.

Confidentiality. It is the Company’s Policy that all of its and its subsidiaries’ directors, officers and employees treat information obtained in connection with their employment or duties with the utmost confidence. Except in order to properly perform his or her official duties, no director, officer of employee shall directly or indirectly divulge, outside the Company and its subsidiaries, any information which contains or may reveal material, non-public information learned through employment or performance of duties at the Company and its subsidiaries. In addition, no director, officer or employee shall use such information for direct or indirect personal benefit, including, but not limited to, benefiting family, friends or acquaintances.
Material Information. For the purposes of this policy, “material” information means any information that a reasonable investor may consider significant in a decision to buy, hold or sell a security (such as earnings, financial projections, an acquisition or merger or a planned tender offer or securities offering). You should be aware that the determination of what is “material” information will be made with the benefit of hindsight. Any question as to whether information is material should be resolved in favor of a determination that the information is material.

Non-public Information. For purposes of this policy, information is considered “non-public” information if it has not been broadly disseminated (such as in the press, over the wire services or via public filings with the Securities and Exchange Commission) to ensure that the public has had the opportunity to evaluate such information. Any question concerning the non-public nature of material information should be resolved in favor of a determination that the information is non- public.

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Dissemination of Information. All disseminations of sensitive or material non-public information, such as earnings and other financial matters, proposed acquisitions or mergers and any other material business developments, must occur only through official channels, by officers and other employees of the Company with specific authorization to do so and only with the express prior approval of the Chief Executive Officer, Chief Financial Officer or General Counsel of the Company. Moreover, in no event may any employee directly or indirectly disseminate any information if such information is false or misleading.

Need to Know. Certain information is so sensitive that it should not be disseminated even within the Company and its subsidiaries unless necessary for the performance of official duties. Such information includes, for example, proposed tender offers, securities offerings, and mergers or acquisitions prior to a public announcement. A so-called “Chinese Wall” must be maintained around employees working on such non-public projects. No employee shall be provided with information about such projects unless there is a need for that person to have the information. Accordingly, persons inside the “Chinese Wall” may not, by discussion or otherwise, disclose information concerning such projects to employees outside the “Chinese Wall.” Appropriate coding and other security measures should be employed by those within the “Chinese Wall” to preserve secrecy.
Due Care. Appropriate efforts are necessary to avoid revelations of non-public information to outsiders. Particular care must be taken to guard against the inadvertent disclosure of non-public information by loose talk in taxis or in public places such as elevators or restaurants, by chatting with friends or by reading confidential documents on airplanes, trains or in other places where their contents may be seen by outsiders. Care must also be taken to prevent the dissemination of non-public information to people outside the Company and its subsidiaries who are frequently on Company premises for conferences or other meetings.

Statement of General Policy on Trading Restrictions.

Trading Restrictions. It is the Company’s policy that no director, officer or employee utilize material, non-public information obtained in connection with employment or duties at the Company and its subsidiaries as a basis for making investment decisions, including, without limitation, buying or selling securities of the Company or any other company. Thus, a director, officer or employee may not attempt to “beat the market” by trading simultaneously with, or shortly after, the release of material non-public information. This requires that directors, officers or employees with material non-public information abstain from trading until after the expiration of the second day after such information has been broadly disseminated. Similarly, no director, officer or employee shall divulge material non-public information gained by virtue of employment or duties at the Company and its subsidiaries to any member of his or her family or any other person if the information may be used to engage in a securities transaction or in making some other investment. Nor shall any director, officer or employee make a recommendation to any other person to buy or sell a security or make some other investment on the basis of such director’s, officer’s or employee’s knowledge of material non-public information gained by virtue of employment or duties at the Company and its subsidiaries.

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It is important that all directors, officers and employees of the Company and its subsidiaries adhere to this General Company Policy. Any questions concerning any aspect of this General Company Policy should be directed to the General Counsel of the Company before any trade or action covered by the General Company Policy is undertaken. However, the ultimate responsibility for adhering to this General Company Policy lies with each individual director, officer and employee.

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MEMORANDUM

TO:    ALL DIRECTORS AND OFFICERS OF SILGAN HOLDINGS INC. AND ITS SUBSIDIARIES
FROM:    FRANK W. HOGAN, EXECUTIVE VICE PRESIDENT AND GENERAL COUNSEL RE:     ADDITIONAL TRADING RESTRICTIONS FOR DIRECTORS AND OFFICERS
The Company has adopted the General Company Policy on Confidentiality and Trading Restrictions to which all directors, officers and employees of the Company and its subsidiaries are required to adhere. A copy of this General Company Policy is attached to this Memorandum. In addition to the General Company Policy, as a director or officer of the Company or a subsidiary of the Company, you are required to comply with the following policy statement that sets forth additional trading restrictions applicable to all directors and officers. Please read the General Company Policy attached to this Memorandum and the following policy statement carefully and sign the Certificate of Compliance attached hereto as Appendix
A. Please return the signed Certificate to me. If you have any questions concerning the General Company Policy or the following policy statement, please call me.

Additional Trading Restrictions for Directors and Officers
In addition to the trading restrictions set forth in the General Company Policy attached to this Memorandum with respect to trading in the Company’s securities while in the possession of material non-public information about the Company, it is the Company’s policy that all directors and officers of the Company and its subsidiaries are prohibited from engaging in any transaction in the Company’s securities outside of a “Trading Window” (as defined below) without first notifying the General Counsel of the Company at least 3 business days in advance and obtaining the approval of the General Counsel of the Company. The General Counsel shall not approve of any such proposed transaction that would give rise to a potential claim that such person possessed material non-public information at the time of such transaction.

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For purposes of the foregoing policy, the term “Trading Window” means generally the period prescribed by the Company following the issuance of the Company’s quarterly earnings releases during which directors and officers of the Company and its subsidiaries may engage in transactions in the Company’s securities.
Any director or officer of the Company or any of its subsidiaries who engages in any transaction in the Company’s securities within a “Trading Window” is nevertheless required to notify the General Counsel of the Company at least 3 business days in advance of such transaction to confirm that they may engage in such transaction and in order to ensure that all applicable reporting requirements under the securities laws will be satisfied.

Notwithstanding the foregoing, the Company reserves the right to “close” any particular Trading Window when appropriate by notice from the General Counsel of the Company to all directors and officers.
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It is important that all directors and officers of the Company and its subsidiaries adhere to this policy statement as well as the General Company Policy. Any questions concerning any aspect of this policy statement or the General Company Policy should be directed to the General Counsel of the Company. However, the ultimate responsibility for adhering to this policy statement and the General Company Policy lies with each individual director and office

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APPENDIX A

CERTIFICATE OF COMPLIANCE

I hereby certify that I have read the current Silgan Holdings Inc. General Company Policy on Confidentiality and Trading Restrictions and the Company’s policy statement regarding additional trading restrictions applicable to all directors and officers of the Company and its subsidiaries, and have had the opportunity to discuss their contents. I further certify that I understand the importance that the Company places upon my strict adherence to the policies, procedures and laws described in the General Company Policy and the policy statement to which this Certificate of Compliance is appended. I am now in full compliance with such policies, procedures and laws and will continue such compliance in the future.

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Signature    Date

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Name (printed or typed)

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Title

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